PRESS RELEASE


FOR IMMEDIATE RELEASE:                       CONTACT:

VALHI, INC.                                  STEVEN L. WATSON
THREE LINCOLN CENTRE                         VICE PRESIDENT
5430 LBJ FREEWAY, SUITE 1700                 (972) 233-1700
DALLAS, TEXAS 75240-2697                     (972) 239-0142 (FAX)



                    VALHI, INC. SETTLES STOCKHOLDER LAWSUITS


     DALLAS, TEXAS . . . February 6, 1998 . . .Valhi, Inc. (NYSE: VHI) announced today that it has reached agreements in principal to settle previously reported stockholder derivative litigation pending in state courts involving Tremont Corporation (NYSE: TRE), and NL Industries, Inc. (NYSE: NL), respectively.

     The litigation involving Tremont (Kahn v. Tremont Corporation, et al., pending in the Delaware Court of Chancery) arose out of the 1991 sale by Valhi of approximately 15% of NL's outstanding common stock to Tremont. Under the memorandum of understanding for the settlement, Valhi will transfer to Tremont
1.2 million NL shares held by Valhi, subject to adjustment depending on the sales price of NL shares at the time of closing, up to a maximum of 1.4 million shares and a minimum of 1 million shares.

     The litigation involving NL (Seinfeld v. Simmons, et al., pending in the Chancery Division of the New Jersey Superior Court) arose out of the 1991 dutch auction tender offer by NL for its shares. Under the memorandum of understanding for the settlement, Valhi will transfer to NL 750,000 NL shares held by Valhi, subject to adjustment depending on the sales price of NL shares at the time of closing, up to a maximum of 825,000 shares and a minimum of 675,000 shares.

     Valhi stated that it had reached the settlements in order to avoid the burden and expense of further litigation and that it continued to believe it had engaged in no wrongdoing associated with the transactions in question.

     The settlements are subject to approval by the respective courts in which the cases are pending. If so approved, the closings under the settlements are expected to occur in the third quarter of 1998. Completion of the settlements will result in Valhi holding approximately 55% of NL's outstanding common stock, and Tremont holding approximately 20% of NL's outstanding common stock.

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